Exhibit 15.1

April 27, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We are aware that our report dated April 27, 2004 on our review of interim financial information of NII Holdings, Inc. (the “Company”) for the three-month periods ended March 31, 2004 and 2003 and included in the Company’s quarterly report on Form 10-Q for the quarters then ended is incorporated by reference in its Registration Statements on Form S-3 (No. 333-110980), as amended by Pre-effective Amendment on Form S-3 filed March 9, 2004, Form S-1 (No. 333-102077), as amended by Pre-effective Amendment on Form S-3 to the Form S-1 filed April 11, 2003 and Post-effective Amendment on Form S-3 to the Form S-1 filed February 19, 2004, Form S-8 (No. 333-101136) and Form S-3 filed April 27, 2004.

Very truly yours,

/s/ PricewaterhouseCoopers LLP
McLean, Virginia